Report of Independent Auditors
To the Board of Directors and Management of Pilgrim
Baxter & Associates, Ltd. and the Board of Trustees
of PBHG Funds:
We have examined management's assertion, included in
the accompanying Management Statement Regarding
Compliance with the Application for, and the Order
of, Exemption granted by the Securities & Exchange
Commission dated May 25, 2004 ("Management
Statement").  The Management Statement asserts that,
as of March 31, 2004, and for the period then ended,
Pilgrim Baxter & Associates, Ltd. (the "Company")
has established and maintained procedures reasonably
designed to achieve compliance with the conditions
set forth in the Application dated April 16, 2002,
filed by the Company (Rel. No.IC12833) as
amended on July 15, 2003 (Rel. No.IC26100) and
the Order by the Securities & Exchange Commission
dated August 12, 2003 (Rel. No.IC26148) (the
"Order").  Management is responsible for the
Company's compliance with those requirements.  Our
responsibility is to express an opinion on
management's assertion about the Company's
procedures to achieve compliance with the conditions
of the Order based on our examination.
Our examination was made in accordance with
attestation standards established by the American
Institute of Certified Public Accountants and,
accordingly, included examining, on a test basis,
evidence about the Company's procedures to achieve
compliance with the Order and performing such other
procedures as we considered necessary in the
circumstances.  Our examination procedures included
an assessment of the establishment and maintenance
of procedures reasonably designed to achieve the
following objectives set forth in the Order (all
capitalized terms are defined in the Order):
a)	The Interfund Rate on all Interfund Loans is
higher than the Repo Rate, but lower than the
Bank Loan Rate;
b)	All Interfund Loans comply with the collateral
requirements as set forth in the Order;
c)	All Interfund Loans comply with the percentage
limitations on Interfund borrowing and lending;
d)	Interfund borrowing and lending demand is
allocated in accordance with procedures
established by PBHG Funds' Board of Trustees; and
e)	The interest rate on any Interfund Loan does not
exceed the interest rate on any third party borrowings of a borrowing fund at the time of the Interfund Loan.

We believe that our examination provides a
reasonable basis for our opinion.  Our examination
does not provide a legal determination on PBHG
Funds' compliance with specified requirements of the
Order.
Because of inherent limitations on internal control,
errors or fraud may occur and not be detected.
Also, projections of any evaluation of internal
control over the Interfund Lending Program to future
periods are subject to the risk that internal
control may become inadequate because of changes in
conditions, or that the degree of compliance with
the control activities may deteriorate.
In our opinion, management's assertion that Pilgrim
Baxter & Associates, Ltd. has established and
maintained procedures reasonably designed to achieve
compliance with the Order as of March 31, 2004, and
for the period then ended, is fairly stated, in all
material respects, based upon the criteria set forth
in the Order and the accompanying Management
Statement.
This report is intended solely for the information
and use of the Board of Directors and management of
Pilgrim Baxter & Associates, Ltd., the Board of
Trustees of PBHG Funds, and the Securities &
Exchange Commission and should not be used for any
other purposes.
/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
May 25, 2004